UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 13, 2006

MILLIPORE CORPORATION

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	001-09781 (0-1052)	04-2170233
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Concord Road, Billerica, Massachusetts 01821

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone number, including area code: (978) 715-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Indenture Governing Convertible Notes

On June 13, 2006, Millipore Corporation (“Millipore”) completed the offering (the “Convertible Notes Offering”) of $550 million aggregate principal amount of its 3.75% Convertible Senior Notes due 2026 (the “Convertible Notes”).

The closing of the sale of the Convertible Notes occurred on June 13, 2006. The Convertible Notes and the shares of Millipore’s common stock, par value $1.00 per share (“Millipore Common Stock”) issuable in certain circumstances upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Millipore offered and sold the Convertible Notes to the initial purchasers in reliance on the exemption from registration provided by Section 4(2) of the Securities Act. Millipore relied on this exemption from registration based in part on representations made by the initial purchasers to Millipore. The initial purchasers resold the Convertible Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act.

The Convertible Notes were issued under an indenture, dated as of June 13, 2006, among Millipore, Wilmington Trust Company, as trustee, and Citibank, N.A., as securities agent.

The Convertible Notes bear interest at an annual rate of 3.75% from June 13, 2006, payable semi-annually in arrears on June 1 and December 1. Contingent interest is payable in certain circumstances. Holders may convert the Convertible Notes into cash and, if applicable, shares of Millipore Common Stock, based on an initial conversion rate of 11.0485 shares per $1,000 principal amount of Convertible Notes (representing a conversion price of approximately $90.51 per share of common stock), subject to adjustment only under certain circumstances.

The Convertible Notes will mature on June 1, 2026.

Holders have the right to require Millipore to purchase all or a portion of their Convertible Notes for cash and, if applicable, shares of Millipore Common Stock, on December 1, 2011, June 1, 2016 and June 1, 2021, as well as upon the occurrence of certain fundamental changes, in each case at a purchase price equal to 100% of the principal amount of the Convertible Notes plus accrued and unpaid interest (including additional interest, if any) to but not including the purchase date or the fundamental change repurchase date, as applicable.

Millipore has the right to redeem the Convertible Notes at any time prior to October 10, 2006 if the planned merger with Serologicals Corporation is not consummated, at a redemption price, payable in cash, equal to 101% of the principal amount of the Convertible Notes plus accrued and unpaid interest (including contingent interest and additional interest, if any) to but not including the redemption date plus a conversion premium, if applicable.

Millipore also has the right to redeem the Convertible Notes at any time on or after December 1, 2011, in whole or in part, at a redemption price, payable in cash, equal to 100% of the principal amount of the Convertible Notes plus accrued and unpaid interest (including contingent interest and additional interest, if any) to but not including the redemption date.

The indenture governing the Convertible Notes contains customary events of default.

Registration Rights Agreement

On June 13, 2006, Millipore entered into a registration rights agreement with UBS Securities LLC, on behalf of the initial purchasers of the Convertible Notes, for the benefit of the holders of Convertible Notes (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, Millipore has agreed to file and use its reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the Convertible Notes.

Millipore is obligated to pay additional interest on the Convertible Notes if it does not satisfy certain of its obligations under the Registration Rights Agreement within the time periods specified therein.

A copy of the indenture governing the Convertible Notes and the Registration Rights Agreement relating to the Convertible Notes are attached hereto as Exhibit 4.1 and 4.2, respectively, and are incorporated herein by this reference. This report contains only a summary of certain provisions of the indenture governing the Convertible Notes and the Registration Rights Agreement. The summaries do not purport to be complete and are qualified in their entirety by reference to those documents, which are filed as exhibits hereto. The Registration Rights Agreement contains representations, warranties and other provisions that were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them. Accordingly, the Registration Rights Agreement should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates at the time it was entered into or otherwise.

Certain of the initial purchasers of the Convertible Notes, and certain affiliates of the initial purchasers, have performed, and may in the future perform for Millipore and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received, and will receive, customary fees and expense reimbursement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Form 8-K (with respect to the Convertible Notes) is hereby incorporated by reference to this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)

Exhibit No.	Description
4.1	Indenture, dated as of June 13, 2006, among Millipore, Wilmington Trust Company, as trustee, and Citibank, N.A., as securities agent.

4.2	Registration Rights Agreement dated as of June 13, 2006 among Millipore Corporation and the initial purchasers named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLIPORE CORPORATION

/s/ Jeffrey Rudin
Jeffrey Rudin Vice President and General Counsel

Date: June 16, 2006

Exhibit No.	Description
4.1	Indenture, dated as of June 13, 2006, among Millipore, Wilmington Trust Company, as trustee, and Citibank, N.A., as securities agent.

4.2	Registration Rights Agreement dated as of June 13, 2006 among Millipore Corporation and the initial purchasers named therein.